Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	READ IT ON THE WEB
Paul Goldberg	http://www.dovercorporation.com
Treasurer & Director of Investor Relations (212) 922-1640
Robert A. Livingston Promoted to President and
Chief Operating Officer of Dover Corporation
New York, NY, June 19, 2008 — Dover Corporation (NYSE:DOV) announced today that Robert A. Livingston, 54, has been promoted to President and Chief Operating Officer, effective July 1, 2008.  Mr. Livingston currently serves as a Vice President of Dover and the Chief Executive Officer of its Engineered Systems segment. The company also announced that Ronald L. Hoffman, currently Dover’s President and Chief Executive Officer, plans to retire.
Mr. Livingston’s responsibilities will encompass oversight of Dover’s four business segments - Industrial Products, Engineered Systems, Fluid Management and Electronic Technologies. He will manage the Company’s continuing efforts to achieve operational excellence while driving the process to capture synergy opportunities within the company.
Mr. Hoffman stated, “Bob has been with Dover for almost twenty-five years and has a long and successful track record of delivering outstanding results combined with exceptional leadership and global management skills. Bob is a proven agent of change and has been very instrumental in supporting the evolution of Dover’s business model. He has a keen interest in talent development and has created an executive leadership and learning academy to nurture the growth of prospective Dover leaders. Bob will be highly instrumental in leading the advancement of Dover’s future value creation strategy. I am delighted that Bob has agreed to accept this challenge and I look forward to working closely with him in his new role.”
Mr. Livingston said, “I am very excited about the opportunity I have been given to put my knowledge and experience to work in leading the future growth of Dover. Working together with the senior executive team and the talented CEO’s who head up our four business segments, I am confident that we can build on the development of a value creating strategy to drive increased shareholder returns.”
Mr. Hoffman also stated, “I believe that I have substantially accomplished my vision for enhancing Dover’s performance and believe that now is the time to bring on new leadership to take the Company to the next level. Therefore, I have decided to retire from Dover as soon as the Board identifies an appropriate successor. Over the past five years, the quality of Dover’s portfolio of operating companies has been considerably improved and the four-segment organization structure appropriately identifies the focus for Dover’s future growth. This new structure provides the opportunity to harness the potential synergies within each segment and platform, as well as providing greater transparency to our investors. The implementation of the PERFORMANCECOUNTS program, which is now part of Dover’s fabric, has significantly improved each company’s operating performance. While I have set no specific date for retirement, I believe it is appropriate to proceed in a timely manner to accomplish an orderly leadership succession within Dover.”
Mr. Livingston has been President and Chief Executive Officer of Dover’s Engineered Systems segment since August, 2007.  Within Engineered Systems, he manages the Product Identification and Engineered Products platforms. Mr. Livingston was previously President and CEO of Dover Electronics.  Mr. Livingston was President of Vectron from 2001 to 2004. Prior to that, he was Executive Vice President of Dover Technologies with primary responsibility for the Specialty Electronics Components companies and previously served Dover Technologies as its Chief Financial Officer. Mr. Livingston joined Dover with the acquisition of K&L Microwave in 1983. Mr. Livingston has a B.S. in Business Administration and Mathematics from Salisbury University.
Dover Corporation, with over $7.2 billion in annual revenues, is a global portfolio of manufacturing companies providing innovative components and equipment, specialty systems and support services for a variety of applications in the industrial products, engineered systems, fluid management and electronic technologies markets. For more information, please visit www.dovercorporation.com.

2